THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH "[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]."

                             AGREEMENT ON SPINOFF TAXES

          This Agreement on Spinoff Taxes, dated as of March 15, 2000 is being entered into by and between AMR Corporation, a Delaware corporation ("AMR"), and Sabre Holdings Corporation, a Delaware corporation ("Sabre").

          In consideration of the mutual agreements and covenants contained herein, AMR, on behalf of itself and each AMR Affiliate (as hereinafter defined), and Sabre, on behalf of itself and each Sabre Affiliate (as hereinafter defined) are entering into this Agreement to provide for the allocation of all responsibilities, liabilities, and benefits relating to Spinoff Restructuring Taxes (as hereinafter defined) paid or payable by either AMR and any AMR Affiliate or Sabre and any Sabre Affiliate.


I.   DEFINITIONS

          As used in this agreement, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

          "Affiliate" shall mean any corporation or other entity in which the named corporation owns directly or indirectly more than fifty percent of the total combined voting power; provided, however, that for purposes of this Agreement (a) (i) Travelocity Holdings, Inc., a Delaware corporation, and any of its Affiliated, (ii) Travelocity.com LP, a Delaware limited partnership, and any of its Affiliates, and (iii) Travelocity.com Inc., a Delaware corporation, and any of its Affiliates, shall not be considered Affiliates of Sabre and (b) Sabre and Affiliates of Sabre shall not be considered Affiliates of AMR.

          "After Tax Basis" shall mean payment of an amount which, after reduction for all Income Taxes payable by a recipient on the receipt thereof, shall be equal to the amount payable to the recipient under the terms of this Agreement. The amount of Income Taxes payable by a recipient shall be redetermined from time to time as necessary to reflect the use or creation of carryovers and other relevant items.

          "Agreement" shall mean this Agreement on Spinoff Taxes.

          "Application for Ruling" shall mean the request for the ruling, dated October 8, 1999, submitted to the Service by AMR, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the Service in connection with the Spinoff (and any related transactions) or any similar filings submitted to any other Tax Authority in connection with the Spinoff (and any related transactions).

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or an successor thereto.

          "Compensatory Option" shall mean an option within the meaning of
Section 1.355-6(c)(vi)(B) of the Proposed Treasury Regulations.

          "Effective Date" shall mean the date on which the Spinoff occurs.

          "Income Tax" shall mean (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including, without limitation, any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any United States state or local franchise Tax.

          "Indemnitee" shall mean a party entitled to indemnification from another party under this Agreement.

          "Indemnitor" shall mean a party obligated to indemnify another party under this Agreement.

          "Losses" shall mean any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

          "Ruling" shall mean the initial private letter ruling, if any, issued by the Service in connection with the Spinoff (and any related transactions), any ruling supplementing or modifying such ruling, or any similar ruling issued by a Tax Authority other than the Service in connection with the Spinoff (and any related transactions).

          "Sabre Representation Letter" shall mean the Representation Letter, executed by Sabre on March 15, 2000, attached hereto as Exhibit A.

          "Service" shall mean the Internal Revenue Service or any successor agency or authority.

          "Spinoff" shall mean the distribution by AMR, with respect to its stock, of all the stock of Sabre owned by AMR in a transaction intended to qualify under Section 355 of the Code.

          "Spinoff Restructuring Taxes" shall mean any Taxes imposed upon AMR or any AMR Affiliate or Sabre or any Sabre Affiliate that are attributable to, or result from (i) the failure of the Spinoff to qualify as a tax-free transaction in its entirety and as to all parties thereto, including without limitation because of the application of Sections 355(d) or 355(e) of the Code or similar provisions of state law, or (ii) the failure of any Spinoff Restructuring Transaction to qualify as a tax-free transaction.

          "Spinoff Restructuring Transaction" shall mean any transaction identified on Exhibit C as being undertaken in connection with the Spinoff.

          "Supplemental Ruling" shall mean (1) any private letter ruling (other than the Ruling) issued by the Service in connection with the Spinoff (and any related transactions) or (2) any similar ruling issued by any Tax Authority other than the Service in connection with the Spinoff (and any related transactions).

          "Tax" shall mean any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

          "Tax Authority" shall mean any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the Service).

          "Tax Benefit" shall mean any refund, credit or reduction in otherwise required Tax payments.

          "Tax Return" shall mean any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

          "Tax Sharing Agreement" shall mean the Tax Sharing Agreement entered into by and between AMR and Sabre, dated July 2, 1996, attached hereto as Exhibit B.

II.  RULINGS AND SUPPLEMENTAL RULINGS

          2.01. THE RULINGS. AMR shall provide Sabre (and its representatives) an opportunity to review and comment upon any materials submitted to a Tax Authority in connection with the Ruling. Sabre shall be entitled to participate in any meetings, in person or telephonic, with a Tax Authority to discuss the status of the Ruling or any issue that may arise in connection therewith. Sabre shall cooperate with AMR and take any and all action reasonably requested by AMR in connection with obtaining the Ruling (including, without limitation, by making any representations or covenants or providing any materials or information requested by any Tax Authority). AMR shall use its reasonable best efforts to obtain the Ruling.

          2.02. RIGHT OF AMR AND SABRE TO SEEK SUPPLEMENTAL RULINGS. Each of AMR and Sabre shall have the right to seek a Supplemental Ruling or other guidance from a Tax Authority (the party seeking the Supplemental Ruling or guidance, the "Requesting Party") for the purpose of confirming (i) the continuing validity of (A) the Ruling or (B) any Supplemental Ruling issued previously, and (ii) compliance on the part of the Requesting Party or its Affiliates with its obligations under this Agreement. If AMR or Sabre determines to seek a Supplemental

Ruling, the non-Requesting Party shall cooperate with the Requesting Party and use its reasonable best efforts to assist the Requesting Party to obtain the Supplemental Ruling (including, without limitation, by making any representations or covenants or providing any materials or information requested by the Tax Authority). The Requesting Party shall provide the non-Requesting Party an opportunity to review and comment upon any materials to be submitted to the Service or other Tax Authority in connection with the seeking of the Supplemental Ruling.

          2.03. LIABILITY FOR BREACH OF REPRESENTATIONS. Sabre represents that (i) it has read or will read the Application for Ruling and any application for a Supplemental Ruling (a "Supplemental Application") prior to the date submitted, (ii) all information contained in such Application for Ruling, any Supplemental Application, and the Sabre Representation Letter supplied to AMR in writing by Sabre or any Sabre Affiliate is or will be true, correct and complete in all material respects at the time such information was supplied, (iii) except to the extent that Sabre shall have notified AMR in writing to the contrary, with reasonable specificity and as promptly as possible, prior to the Spinoff, all such information supplied to AMR in writing by Sabre or any Sabre Affiliate will be true, correct and complete in all material respects as of the date of the Spinoff. If any Tax Authority withdraws all or any portion of a Ruling or Supplemental Ruling issued to AMR in connection with the Spinoff because of a breach by Sabre or a Sabre Affiliate of a representation made in this Agreement (other than a breach of representations 10, 11 or 14 of the Sabre Representation Letter and information supplied in writing to AMR by Sabre or any Sabre Affiliate related to such representations, for which Sabre and each Sabre Affiliate shall be responsible for fifty percent (50%) of any Spinoff Restructuring Taxes), Sabre and each Sabre Affiliate shall be responsible for one hundred percent (100%) of any Spinoff Restructuring Taxes resulting from such breach and shall jointly and severally indemnify, on an After Tax Basis, AMR, each AMR Affiliate and their directors, officers and employees and hold them harmless from and against such Spinoff Restructuring Taxes.


III. CERTAIN POST-SPINOFF ACTIONS

          3.01 RESTRICTIONS ON CERTAIN POST-SPINOFF ACTIONS. Sabre agrees that it will not take or fail to take, or permit any Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation in the Sabre Representation Letter, unless Sabre obtains a Supplemental Ruling (reasonably acceptable to AMR) that such action will not affect the treatment of the Spinoff as tax-free under Section 355 of the Code.

          3.02 LIABILITY FOR UNDERTAKING CERTAIN ACTIONS. Sabre and each Sabre Affiliate shall be responsible for one hundred percent (100%) of any Spinoff Restructuring Taxes that are attributable to, or result from, any act or failure to act as described in Section 3.01 (other than acts or failures to act inconsistent with representations 10, 11 or 14 of the Sabre Representation Letter and information supplied in writing to AMR by Sabre or any Sabre Affiliate related to such representations, with respect to which Sabre shall be responsible for fifty percent (50%) of the resulting Spinoff Restructuring Taxes). Sabre and each Sabre Affiliate shall jointly and severally indemnify, on an After Tax Basis, AMR, each AMR Affiliate and their directors, officers and employees and hold them harmless from and against any such Spinoff Restructuring Taxes.


IV.  CERTAIN POST-SPINOFF TRANSACTIONS

          4.01. RESTRICTIONS ON CERTAIN POST-SPINOFF TRANSACTIONS. Sabre agrees that, during the two year period following the Spinoff, prior to entering into any agreement to (i) issue any option other than a Compensatory Option;
(ii) sell all or substantially all of the assets of Sabre or Sabre, Inc., (iii) merge Sabre or Sabre, Inc. with another entity (without regard to which party is the surviving entity), except for mergers of direct or indirect subsidiaries of Sabre or Sabre, Inc. in which Sabre or Sabre, Inc. is the surviving corporation,
(iv) issue stock of Sabre or Sabre, Inc. in an acquisition or public or private offering (other than in connection with employee stock options or other employment related arrangements), or (v) discontinue the active conduct of the business of Sabre or Sabre, Inc., it will either (a) obtain a Supplemental Ruling (reasonably acceptable to AMR) that such agreement will not affect the treatment of the Spinoff as tax-free under Section 355 of the Code and other relevant provisions; or (b) obtain an opinion (reasonably acceptable to AMR) of nationally recognized tax counsel that such agreement will not affect the treatment of the Spinoff as tax-free under Section 355 of the Code and other relevant provisions. Any such opinion shall be entitled to make reasonable assumptions as to the facts and rely without independent inquiry on representations by Sabre, AMR and their Affiliates, and shall explain tax counsel's legal reasoning in reaching its conclusion. Notwithstanding anything in Section 4.01 to the contrary, Sabre shall not be required to obtain either a Supplemental Ruling or an opinion prior to entering into any agreement to issue stock (or options or other rights to acquire its stock), to the extent the cumulative effect of all relevant transactions does not result, for purposes of
Section 355(e) of the Code, in one or more persons acquiring, during the four year period beginning two years prior to the Effective Date, directly or indirectly Sabre stock possessing at least 35 percent of the total combined voting power or all classes of stock entitled to vote or at least 35 percent of the total value of shares of all classes of stock, taking account of past transactions.

          4.02. LIABILITY FOR CERTAIN POST-SPINOFF TRANSACTIONS. Sabre and each Sabre Affiliate shall be responsible for one hundred percent (100%) of any Spinoff Restructuring Taxes that are attributable to, or result from, (1) any act or failure to act by Sabre, any Sabre Affiliate or Travelocity Holdings, Inc. as described in clauses (i)-(v) of Section 4.01 whether occurring before or after the second anniversary of the Spinoff and whether or not the Supplemental Ruling or opinion described in Section 4.01 has been obtained; or (2) after the Effective Date, any acquisition of stock of Sabre, any Sabre Affiliate or Travelocity Holdings, Inc. by any person or persons or any acquisition of assets of Sabre, any Sabre Affiliate, or Travelocity Holdings, Inc. by any person or persons, whether or not with the consent of or against the wishes of Sabre or otherwise. Sabre and each Sabre Affiliate shall jointly and severally indemnify, on an After Tax Basis, AMR, each AMR Affiliate and their directors, officers and employees and hold them harmless from and against any such Spinoff Restructuring Taxes.

V.   INDEMNIFICATION AND CONTROL OF LITIGATION

          5.01. INDEMNIFICATION. Sabre and each Sabre Affiliate shall jointly and severally indemnify, on an After Tax Basis, AMR, each AMR Affiliate and their respective directors, officers and employees and hold them harmless from and against any such Spinoff Restructuring Taxes and related Losses to the extent provided in Articles II, III, and IV of this Agreement. AMR and each AMR Affiliate shall jointly and severally indemnify, on an After Tax Basis, Sabre and each Sabre Affiliate and their respective directors, officers and employees and hold them harmless from Spinoff Restructuring Taxes and related Losses to the extent not assumed or indemnified by Sabre under this Agreement.

          5.02. TREATMENT OF PAYMENTS; TAX GROSS UP. To the extent permitted by applicable law, the parties agree that any payment made pursuant to this Agreement shall be treated as a capital contribution or dividend distribution, as the case may be, immediately prior to the Effective Date, for all Tax purposes, and accordingly, as not includible in the taxable income of the recipient. If notwithstanding the manner in which such payments were reported, there is an adjustment to the Tax liability of any Indemnitee as a result of its receipt of a payment pursuant to this Agreement, such payment shall be made on an After Tax Basis. Sabre or AMR will pay any amount due and payable pursuant to this Agreement on or before the 15th day following the earlier of written agreement or final determination that such amount is due and payable. All payments shall be made by wire transfer to the bank account designated by the Indemnitee for such purposes, and on the date of such wire transfer the Indemnitor shall give the Indemnitee notice of the transfer.

          5.03. CONTROL OF LITIGATION. Following the Effective Date, AMR shall, in its sole discretion, control and direct the conduct of any audit or inquiry or any administrative or judicial appeal or other proceeding regarding Spinoff Restructuring Taxes. Further, AMR shall have exclusive authority and control over the investigation, prosecution, defense, and appeal of all Tax litigation relating to or arising in connection with the Spinoff, and may settle or compromise, or consent to the entry of any judgment with respect to any such litigation, without the consent of Sabre. However, AMR and Sabre shall jointly control and direct the conduct of any audit or inquiry or any administrative or judicial appeal or other proceeding related to or arising out of representations 10, 11 or 14 of the Sabre Representation Letter, and neither AMR nor Sabre shall settle or compromise, or consent to the entry of any judgment with respect to any such litigation without the prior written consent of the other. Notwithstanding the foregoing provisions of this Section 5.03: (i) AMR shall promptly notify Sabre of any action or threatened action by any Tax Authority which could give rise to liability or indemnification by Sabre under this agreement; (ii) AMR shall allow a representative of Sabre to participate in any meetings with such Tax Authority and shall allow Sabre reasonable opportunity to review and comment on any submission by AMR to such Tax Authority; and (iii) in the event that a Tax Authority raises a position which, if sustained, would result in a Tax for which Sabre would bear one hundred percent (100%) of the liability (as Indemnitor or otherwise) for such issue, and Sabre acknowledges in writing its agreement that it would be liable for such Tax and provides evidence (reasonably satisfactory to AMR) demonstrating its ability to pay such Tax, AMR shall afford Sabre the opportunity to control the contest of such assertion of Tax, at its own expense, in such manner as Sabre shall reasonably direct, and Sabre shall provide AMR the opportunity to reviw and comment upon any materials produced by Sabre pursuant to such contest prior to their submission and shall permit AMR to participate in any meetings with any Tax Authority in connection therewith.

          5.04. REPORTING OF SPINOFF. (a) The Tax treatment reported on any Tax Return of Tax items relating to the Spinoff shall be consistent with the treatment of such item in the Ruling. To the extent there is a Tax item relating to the Spinoff which is not covered by the Ruling, the parties shall agree on the Tax treatment of any such Tax item reported on any Tax Return. Any dispute regarding the proper Tax treatment of any such item shall be resolved as determined by AMR, provided that AMR obtains an opinion (reasonably acceptable to Sabre) of nationally recognized tax counsel in support of such treatment.

          (b) AMR shall provide each shareholder that receives stock of Sabre pursuant to the Spinoff with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury Regulations thereunder with respect to statements that such shareholders must file with their Tax Returns demonstrating the applicability of Section 355 of the Code to the Spinoff.


VI.  TAX BENEFITS

          6.01. If AMR (or an AMR Affiliate) or Sabre (or a Sabre Affiliate) receives any Tax Benefit (e.g., under Section 336 of the Code) with respect to any Taxes for which the other party is liable hereunder, the party receiving such Tax Benefit shall make a payment to the party who is liable for such Taxes hereunder within 30 days following receipt of the Tax Benefit in an amount equal to the Tax Benefit (including any Tax Benefit realized as a result of the payment).


VII. MISCELLANEOUS

          7.01. EFFECTIVENESS. This Agreement shall become effective upon execution by both parties hereto.

          7.02. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below; provided, telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service; provided, receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested to the party as follows:

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          If  to AMR or any AMR Affiliate, to:

               Chief Tax Official
               AMR Corporation
               4333 Amon Carter Boulevard, MD 5656
               Fort Worth, Texas 76155
               facsimile:  (817) 963-7144

          If to Sabre or any Sabre Affiliate, to:

               Vice President Tax
               Sabre Holdings Corporation
               4255 Amon Carter Boulevard, MD 4241
               Fort Worth, Texas 76155
               facsimile:  (817) 931-9261

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

          7.03. CHANGES IN LAW. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

          7.04. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

          7.05. AUTHORIZATION, ETC.. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter of bylaws or any agreement, instrument or order binding on such a party.

          7.06. COMPLETE AGREEMENT. This Agreement shall constitute the entire agreement between AMR or any AMR Affiliate and Sabre or any Sabre Affiliate with respect to the subject matter hereof and shall supercede all previous negotiations, commitments and writings with respect to such subject matter. Without limiting the preceding sentence, this Agreement shall control, and the Tax Sharing Agreement shall not control, any matter within the scope of this Agreement.

          7.07. INTERPRETATION. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

          7.08. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

          7.09. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          7.10. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of AMR, the AMR Affiliates, Sabre and the Sabre Affiliates, and is not intended to confer upon any other person any rights or remedies hereunder.

          7.11. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

          7.12. LATE PAYMENTS. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the applicable underpayment rate prescribed by Section 6621 of the Code, as in effect from time to time. To the extent one party makes a payment of interest to another party under this Section 7.12, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section
5.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

          7.13. NO DOUBLE RECOVERY; SUBROGATION. No Provision of this Agreement shall be construed to provide an indemnity or other recovery for any Losses for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Subject to any limitations provided in this Agreement, the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

          7.14. EXPENSES. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

          7.15. RETENTION OF TAX RECORDS. Each party shall preserve and keep all Tax records (e.g., Tax Returns, workpapers, and documents related to any Tax Proceeding) relating to the Spinoff and Spinoff Restructuring Transactions, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Effective Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a party reasonably determines that any Tax records which it is required to preserve and keep under this Section 7.15 are no longer material in the administration of any matter under the Code or other applicable Tax law, such party may dispose of such records upon 90 days prior notice to the other party. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified party shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax records.

          7.16. ACCESS TO TAX RECORDS. The parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession to the extent reasonably required by the other party in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                        AMR Corporation
                                        on behalf of itself and its affiliates

                                        By _________________________
                                              Tom Horton
                                              Senior Vice President,
                                              Chief Financial Officer

                                        Sabre Holdings Corporation
                                        on behalf of itself and its affiliates

                                        By _________________________
                                              Jeffery M. Jackson
                                              Executive Vice President,
                                              Chief Financial Officer

Exhibit A

                                             March 15, 2000



AMR Corporation
4333 Amon Carter Boulevard
Fort Worth, Texas 76155

          Re: Agreement on Spinoff Taxes between AMR Corporation and Sabre Holdings Corporation dated as of March 15, 2000 (the "Agreement on Spinoff Taxes")

Ladies and Gentlemen:

          This representation letter is furnished to you in connection with the Application for Ruling Under Section 355 filed by AMR Corporation, dated October 8, 1999 (the "Application for Ruling"), and the Agreement on Spinoff Taxes. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Application for Ruling and the Agreement on Spinoff Taxes. The following representations are being made available to you for the purposes of the Application for Ruling and the Agreement on Spinoff Taxes, and we understand that you will be relying on such representations. As of the date hereof, the undersigned, a duly authorized officer of Sabre and acting as such, hereby certifies that the facts set forth below are true, correct and complete:

1. The indebtedness, if any, owed by Sabre Holdco to AMR after the Distribution will not constitute stock or securities.

2. Immediately after the Distribution, at least 90% of the fair market value of the gross assets of Sabre Holdco will consist of the stock and securities of controlled corporations that are directly or indirectly engaged in the active conduct of a trade or business as defined in Section 355(b)(2).

3. The five years of financial information submitted on behalf of Sabre Opco are representative of its present operation, and there has been no substantial operational change (other than Sabre Opco's anticipated transaction with Preview Travel) since the date of the last financial statement submitted with the Application for Rulings.

4. Following the Distribution, Sabre Opco will continue the active conduct of its business, independently and with its separate employees.

5. Immediately after the Distribution, the gross assets of Sabre Opco used in the conduct of its business will have a fair market value equal to or greater than 5% of the total fair market value of the gross assets of Sabre Opco.

6. The distribution of Sabre Holdco stock is motivated, from Sabre Holdco's perspective, by the corporate business purpose of eliminating the disincentives of other airlines to engage Sabre to perform information technology services.

7. The management of Sabre, to its best knowledge, is not aware of any plan or intention on the part of any particular shareholder or security holder of AMR or Sabre Holdco to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, Sabre Holdco after the Distribution.

8. There is no plan or intention by Sabre Holdco, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30.

9. There is no plan or intention to liquidate Sabre Holdco or merge Sabre Holdco with any other corporation, or sell or otherwise dispose of the assets of Sabre Holdco after the Distribution, except in the ordinary course of business.

10. Except for accounts payable that arise in connection with continuing services between the AMR Group and Sabre, no intercorporate debt will exist between the AMR Group and Sabre at the time of, or subsequent to, the Distribution of the Sabre Holdco stock.

11. Payments made in connection with all continuing transactions between the AMR Group and Sabre will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

12. Sabre is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv).

13. The Distribution is not part of a Sabre plan or series of related transactions (within the meaning of section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50% or more of the total combined voting power of all classes of stock of Sabre Holdco or stock possessing 50% or more of the total value of all classes of stock of Sabre Holdco.

14. For federal income tax purposes, the cash dividend in the approximate amount of [$650]$675 million which will be paid by Sabre to AMR in connection with the Spinoff (the "Cash Dividend") will qualify as an intercompany distribution within the meaning of Section 1.1502-13(f) of the Treasury Regulations.

          All of the foregoing certifications are true, correct and complete on the date hereof.

                                             Very truly yours,

                                             Sabre Holdings Corporation

                                             By:_________________
                                             Name: Jeffery M. Jackson
                                             Executive Vice President,
                                             Chief Financial Officer

EXHIBIT B

                               TAX SHARING AGREEMENT

          This Tax Sharing Agreement, dated as of July 2, 1996, is being entered into by and between AMR Corporation, a Delaware Corporation ("AMR"), and TSG Corporation, a Delaware corporation ("SABRE").

          In consideration of the mutual agreements and covenants contained herein, AMR, on behalf of the AMR Companies (as hereinafter defined), and SABRE, on behalf of the SABRE Companies (as hereinafter defined), are entering into this Agreement to provide for the allocation among the AMR Companies and the SABRE Companies of all responsibilities, liabilities, and benefits relating to
(i) Taxes (as hereinafter defined) paid or payable by either the AMR Companies or the SABRE Companies for all taxable periods or portions thereof beginning on or after the Effective Date (as hereinafter defined) and any Tax Return (as hereinafter defined) to be filed by them for such taxable periods or such portions, and (ii) Taxes paid or payable to AMR and its present and former subsidiaries including the SABRE Companies for all taxable periods or portions ending before the Effective Date.

I.   DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings
 (such meanings to be equally applicable to the singular and the plural forms of the terms defined:

          "American" means American Airlines, Inc.

          "AMR Affiliated Group" means any affiliated group of corporations (within the meaning of Section 1504(a) of the Code (or any successor provision thereto) or, as the context may require, any similar provision of state, local or Foreign law) of which AMR is the common parent.

          "AMR Companies" means, for each taxable period or portion thereof, the affiliated group of corporations, with in the meaning of Code section 1504(a) (or any successor provision thereto) or, as the context may require, any similar provision of state, local, or Foreign law, of which AMR is the common parent, but excluding the SABRE Companies.

          "AMR Consolidated Return" means the Consolidated Return for federal income taxes of the AMR Affiliated Group.

          "AMR Separate Return" means any Tax Return required to be filed by an AMR Company that does not include any Tax Item of a SABRE Company.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

          "Consolidated Return" means any consolidated, combined , or unitary Tax Return including Tax Items of at least one AMR Company and at least one SABRE Company.

          "Deconsolidation Date" means the date upon which the SABRE Pro Forms Affiliated Group ceases to be included in the AMR affiliated Group.

          "Effective Date" means July 1,1996.

          "Final Determination" means the final resolution of liability for any Tax (i) by IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under any state, local or Foreign law, except that a form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved;
(ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the any state, local or Foreign law; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including the way of offset) by the jurisdiction imposing the Tax; (v) by any other final disposition including by reason of the expiration of the applicable statute of limitations or pursuant to Code sections 1311 through 1313, or comparable provision of state, local or Foreign law, or (vi) by the occurrence of any event which the parties agree in writing is a Final Determination.

          "Foreign" means with, respect to any Tax or Tax Return, any Tax payable or Tax Return required to be filed under the laws of any government or taxing authority other than the United States, any state or any political subdivision of any state and shall include, without limitation, Taxes payable or Tax Returns required to be filed by the laws of the Commonwealth of Puerto Rico.

          "IRS " means the Internal Revenue Service.

          "Post-Consolidation Period" means any taxable period or portion thereof beginning on or after the Deconsolidation Date.

          "Post-Effective Date Period" means any taxable period or portion thereof beginning on or after the Effective Date.

          "Pre-Effective Date Period" means any taxable period or portion thereof ending before the Effective Date.

          "SABRE Companies" means (i) for any taxable period or portion thereof ending before the Effective Date, The SABRE Group, Inc. and the corporations, other entities and any of the divisions of American listed on Schedule A and
(ii) for any taxable period or portion
thereof beginning on or after the Effective date, SABRE and the corporations and other entities listed on Schedule B and their successors and assigns, and any other corporation, if any one or more SABRE Companies acquire stock of such corporation which meets the requirements of section 1504(a)(2)of the Code (or any successor provision thereto) or, as the context may require, any similar provision of state, local, or Foreign law with respect to taxable periods or portions thereof beginning on or after the date of such acquisition.

          "SABRE Debenture" means that certain subordinated debenture issued by SABRE, as maker, in the original principal amount of $850,000,000 and dated July 2, 1996.

          "SABRE Excess Tax Attributes" means any net operating loss, net capital loss, or unused tax credit (including, without limitation, any unused general business credit, foreign tax credit, or alternative minimum tax credit) actually available to be carried forward to the first Post-Consolidation Period of the SABRE Companies to the extent that the amount of such losses and unused credits exceeds the amount of net operating losses, net capital losses, and unused Tax Credits that would have been available for carryover to the first Post-Consolidation Period of the SABRE Companies if (i) the SABRE Pro Forma Affiliated Group actually had been deconsolidated from the AMR Affiliated Group as of the Effective Date and had filed the SABRE Pro Forma Consolidated Returns for all Post-Effective Date Periods, and (ii) the assumptions set forth in
Section 3.01 of this Agreement (other than clauses (vi) and (vii) thereof) and any elections made by SABRE pursuant to clause (v) hereof actually applied.

          "SABRE" Pro Forma Affiliated Group" means a separate group of corporations, which but for an AMR Company's ownership of SABRE would be an affiliated group of corporations (within the meaning of Section 1504(a) of the Code (or any successor provision thereto) or, as the context may require, any similar provision of state, local or Foreign law) consisting of SABRE, as the common parent thereof, and the eligible SABRE Companies.

          "SABRE Pro Forma Affiliated Group" means a separate group of corporations, which but for an AMR Company's ownership of SABRE would be an affiliated group of corporations (within the meaning of Section 1504(a) of the Code (or any successor provision thereto) or, as the context may require, any similar provision of state, local or Foreign law) consisting of SABRE, as the common parent thereof, and the eligible SABRE Companies.

          "SABRE Pro Forma Consolidated Return" means the pro forma consolidated return for federal income taxes of the SABRE Pro Forma Consolidated Group.

          "SABRE Pro Forma R&E Tax Credit Carryover" has the meaning set forth in Section 3.01.

          "SABRE Separate Return" means any Tax Return required to be filed by a SABRE Company that does not include any Tax Item of an AMR Company.

          "Spin-off Transaction" means all of the transactions carried out to effect (i) the transfer to and the assumption by the SABRE companies of the properties and assets and certain of the liabilities of the former SABRE divisions of American, (ii) the issuance of the SABRE Debenture by SABRE to American, (iii) the transfer of the SABRE Debenture by American to AMR in exchange for a portion of the debenture, dated September 26, 1994, and (iv) the distribution by American of SABRE stock to AMR.

          "Tax Benefit" means any item of loss, deduction, or tax credit or any similar item which generally reduces taxable income or taxes payable.

          "Tax Detriment" means any item of income, gain, recapture of credits or any similar item which generally increases taxable income or taxes payable.

          "Tax Item" mans any item of income, gain, loss, deduction or tax credit.

          "Tax Return" means any return, filing, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or Foreign) in connection with any Taxes (whether or not a payment is required to made with respect to such filing).

          "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any related interest, penalties and additions to tax, or additional amounts imposed by any taxing authority (domestic or Foreign) upon the SABRE Companies, the AMR Companies, or any of their respective divisions or branches.

II.  RESPONSIBILITY FOR PREPARATION AND FILING OF TAX RETURNS

          2.01 CONSOLIDATED RETURNS AMR shall prepare and file all Consolidated Returns which are required or, if AMR so chooses, permitted to be filed for all periods. AMR will advise SABRE in a timely manner of the SABRE Companies which will be included in a Consolidated Return to be filed by AMR pursuant to this Section 2.01, and (if applicable) the states or localities in which such returns will be filed. AMR will pay all Taxes shown as due on all Consolidated Returns. AMR shall, at its sole discretion, make all decisions relating to the preparation and filing of Consolidated Returns. Each eligible SABRE Company whose Tax items are includable any Consolidated Return shall execute its consent to be included in such Consolidated Return on any form as may be prescribed for such consent if such consent is requested. Each SABRE Company acknowledges that AMR, as the common parent of the AMR Affiliated Group, may under Treas. Reg. Section 1,1502-77(a) or similar provision of state, local, or Foreign law act as the agent for the SABRE Companies for all taxable periods in which in which they are members of the AMR Affiliated
Group. AMR shall indemnity and hold harmless the SABRE Companies for any liability (including but not limited to liability under Treas. Reg. Section 1.502-6 (or similar provision of state, local or Foreign law)) for any and all Taxes reported or required to be reported (whether or not actually reported) on a Consolidated Return.

          2.02 SEPARATE RETURNS SABRE shall have sole responsibility for the preparation and filing of SABRE Separate Returns. SABRE shall, at its sole discretion, make all decisions relating to the preparation and filing of SABRE Separate Returns; PROVIDED, HOWEVER, that any such return shall be prepared on a basis consistent with prior taxable periods unless otherwise consented to by AMR. SABRE shall pay all Taxes shown to be due on SABRE Separate Returns. SABRE shall indemnify and hold harmless AMR for all Taxes of the SABRE Companies not required to be reported on a Consolidated Return (whether or not actually reported on a SABRE Separate Return), including any reasonable expenses incurred by an AMR Company in connection therewith. AMR shall have sole responsibility for the preparation and filing of AMR Separate Returns. AMR shall, at its sole discretion, make all decisions relating to the preparation and filing of AMR Separate Returns. AMR shall pay all Taxes shown to be due on AMR Separate Returns. AMR shall indemnify and hold harmless SABRE for all Tax liabilities of the AMR Companies not required to be shown on a Consolidated Return (whether or not actually reported on an AMR Separate Return), including any reasonable expenses incurred by a SABRE Company in connection therewith.

III. PAYMENTS IN RESPECT OF FEDERAL INCOME TAXES

          3.01   SABRE PRO FORMA CONSOLIDATED RETURN.  For each Post-Effective
                 Date
Period for which an AMR Consolidated Return is filed, SABRE shall prepare a SABRE Pro Forma Consolidated Return. SABRE shall submit the SABRE Pro Forma Consolidated Return to AMR within 60 days of the close of the applicable taxable period (or such later time as AMR specifies). The SABRE Pro Forma Consolidated Return shall be prepared as if the SABRE Companies were deconsolidated from the AMR Affiliated Group as of the beginning of the Effective Date and began filing a consolidated federal income tax return as a separate affiliated group consisting of SABRE, as the common parent thereof, and the eligible SABRE Companies (the "SABRE Pro Forma Affiliated Group") for all Post-Effective Date Periods and assuming that neither AMR nor any AMR Company owns any stock of SABRE, except that (i) the members of the SABRE Pro Forma Affiliated Group shall not be permitted or required to carryback any Tax Items to any taxable period or portion thereof ending before the Effective date;

(ii) no portion of (a) the consolidated minimum tax credit or (b) the consolidated net operating loss carryovers of the AMR Affiliated Group or any other Tax Benefit of an AMR Company or a SABRE Company as of the Effective Date shall be treated as allocable to any SABRE Company as of the Effective Date;
(iii) the amount of any consolidated credit for increasing research activities (the "R&E Tax Credit") attributable to the activities of any SABRE Company for the period from January 1, 1985 to December 31, 1995 shall be treated as an R&E Tax Credit carryover of the SABRE Pro Forma Affiliated Group (the "SABRE Pro Forma R&E Tax Credit Carryovers") which may be utilized for any post-Effective Date Period occurring on or after a Final Determination that such R&D Tax Credit is available to the AMR Affiliated Group; (iv) the based period research expenses and gross receipts of the SABRE business units owned by American prior to the Effective Date shall be treated as incurred or realized by members of the SABRE Pro Forma Affiliated Group, as provided in section 41(f)(3)(A) of the Code and applicable Treasury Regulations, for purposes of determining the amount of R&E Tax Credit attributable to the SABRE Pro Forma Affiliated Group for any Post-Effective Date Period, (v) unless SABRE shall have received the express written consent of AMR to the contrary, the SABRE Pro Forma Consolidated Return shall be prepared using such methods, conventions and principles of taxation and making such elections as are consistent with the methods, conventions, principles, and elections previously used by AMR in preparing the AMR Consolidated Returns for any Pre-Effective Date period (provided, however, that this provision shall not limit SABRE's discretion in making any Post-Effective Date Tax elections that are permitted to be made under applicable laws or regulations on an annual basis without the consent of any taxing authority);
(vi) any Tax Items of (a) any SABRE Company or (b) any AMR Company that transferred a business or assets to a SABRE Company pursuant to the Spin-off Transaction (but only to the extent that such Tax Items are attributable to the ownership of such business or assets) that would be required to be recognized as a result of the deconsolidation of the SABRE Companies from the AMR Affiliated Group (including, for example, gains or losses deferred under Treas. Reg.
Section 1.1502-13 or -14) shall not be recognized as of the Effective Date but shall be included in the SABRE Pro Forma Consolidated Return when and as such Tax Items are required to be included in the AMR Consolidated Return; and (vii) Tax Items attributable to transactions occurring between any SABRE Company, on the one hand, and any AMR Company, on the other, during any Post-Effective Date Period (that is not a Post-Consolidation Period) shall be treated as if such transactions occurred between members of the same consolidated group and shall only be included in the SABRE Pro Forma Consolidated Return when and as they are required in be included in the AMR Consolidated Return. SABRE shall bear all costs and expenses of preparation and submission of the SABRE Pro Forma Consolidated Return, including, without limitation, accountants' and attorneys' fees.

          3.02 SABRE PAYMENTS. For each taxable period for which a SABRE Pro Forma Consolidated Return is required to be prepared under Section 3.01, on or before each date for payment of an installment of estimated federal income taxes (as determined under Section 6655 of the Code or successor provision then in effect), SABRE shall pay to AMR an amount equal to the estimated federal income tax payment that the SABRE Pro Forma Affiliated Group would have been required to make if it actually were filing the SABRE Pro Forma Consolidated Return for such taxable period. On or before March 15 of the year following the year in respect of which a SABRE Pro Forma Consolidated Return is prepared, SABRE shall pay to AMR an amount equal to the excess, if any, of (i) all federal income taxes shown as due on the SABRE Pro Forma Consolidated Return (plus the amount, if any, of any interest or penalties that would have been payable by the SABRE Pro Forma Affiliated Group in respect of underpayments of estimated taxes if it actually were filing the SABRE Pro Forma Consolidated Return for such taxable period and made estimated tax payments equal to the payments SABRE made to AMR in respect of estimated federal income taxes for such taxable period pursuant to this Section 3.02) federal income taxes for such taxable period pursuant to this
Section 3.02), over (ii) the total of such estimated tax payments. If, pursuant to Section 3.01, AMR permits SABRE to submit the SABRE Pro Forma Consolidated Return after such date, a reasonable estimate of such amount shall be paid on or before such date and the balance, if any, due on the SABRE Pro Forma Consolidated Return shall be paid on the date that the SABRE Pro Forma Consolidated Return is required to be submitted. If (A) the total amount of all payments of federal income taxes by SABRE to AMR pursuant to this Section 3.02 for the taxable period exceeds (B) the taxes shown as due on the SABRE Pro Forma Consolidated Return prepared with respect to such taxable period, the amount of such excess shall (1) be credited to the account of SABRE and shall reduce the amount of any future payments otherwise payable by SABRE and shall reduce the amount of any future payments otherwise payable by SABRE to AMR pursuant to
Section 3.02, or (2) if requested in writing by SABRE, be repaid by AMR to SABRE either (X) within 15 days after the filing of the AMR Consolidated Return for the tax period with respect to which such excess was paid or (Y) if, and to the extent that, the AMR Consolidated Return for such tax period reflects an overpayment of estimated federal income taxes by the AMR Affiliated Group, within 15 days after AMR's receipt of a refund of such over-payment.

          3.03 REFUNDS IN RESPECT OF CARRYBACKS. if, for any Post-Effective Date Period, (i) a SABRE Pro Forma Consolidated Return reflects a consolidated net operating loss, consolidated net capital loss, or consolidated unused tax credit and (ii) under the Code and regulations promulgated thereunder such consolidated loss or unused credit could have been carried back to a prior Post-Effective Date Period of the SABRE Pro Forma Affiliated Group, SABRE shall prepare and submit to AMR an amended SABRE Pro Forma Consolidated Return, prepared as provided in Section 3.01 of this Agreement, for each Post-Effective Date Period to which such carryback would be permitted. If the amount by which the aggregate amounts paid by SABRE to AMR under Section 3.02 of this Agreement in respect of the federal income tax liability of the SABRE Pro Forma Affiliated Group for such Post-Effective Date Period exceeds the amount of such liability as reflected on the amended SABRE Pro Forma Consolidated Return, the amount of such excess shall be (1) credited to the account of SABRE and shall reduce the amount of any future payments otherwise payable by SABRA to AMR pursuant to section 3.02, or (2) if requested in writing by SABRE, refunded to SABRA by AMR with 45 days after its receipt of the amended SABRE Pro Forma Consolidated Return. All calculations of deemed refunds pursuant to this Section 3.03 shall include interest computed as if SABRE had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Code Section 6411(a) on the date on which it provides AMR with the amended SABRE Pro Forma Consolidated Return. Determinations under this under this Section 3.03 shall be made as if the SABRE Pro Forma Affiliated Group were not permitted to carryback any consolidated loss or unused credit from a Post-Effective Date Period to a taxable period or portion thereof ending before the Effective Date. AMR shall be entitled to retain, or receive immediate payment from any SABRE Company of any refund or credit with respect to federal income tax liability that actually results from such a carryback.

          3.04   LIABILITY FOR PRE-EFFECTIVE DATE PERIODS AND SPIN-OFF
TRANSACTION.

ARM shall be liable for, and shall indemnify and hold harmless the SABRE Companies for, (1) any federal Income Taxes imposed on or incurred by any SABRE Company for any Pre-Effective Date Period, and (2) any federal Income Taxes that are attributable to the Spin-off Transaction.

          3.05.  PAYMENTS IN THE EVENT OF DECONSOLIDATION.

          (a) STATEMENT OF SABRE EXCESS TAX ATTRIBUTES. As soon as practical following the filing by the AMR Affiliated Group of its consolidated federal income tax return for the year which includes the Deconsolidation Date, AMR will provide to SABRE its estimate of the amount of any SABRE Excess Tax Attributes. No warranty as to the existence or availability of such attributes will be given or implied. AMR will inform SABRE promptly of an adjustment to such attributes that it determines to be appropriate in connection with the filing of the AMR Consolidated Group's Tax Returns or which may result from any audit or other proceeding.

          (b)    SABRE PAYMENTS.  SABRE shall make payments to AMR under this
Section 3.05(b) if, for any Post-Consolidation Period, (i) the actual federal income tax liability of the SABRE Companies is reduced below the federal income tax liability that would have been imposed on the SABRE Companies if (A) the SABRE Pro Forma Affiliated Group actually had been deconsolidated from the AMR Affiliated Group as of the Effective Date and had filed the SABRE Pro Forma Consolidated Returns for all Post-Effective Date Periods (other than a Post-Consolidation Period), and (B) the assumptions set forth in Section 3.01 of this Agreement (other than clauses (vi) and (vii) thereof) actually applied, or
(ii) the federal income tax liability of the AMR Affiliated Group is increased because any SABRE Excess Tax Attribute is not available for use by the AMR Affiliated Group in that period. The amount of any payment by SABRE under this
Section 3.05(b) shall equal the excess of (X) the sum of (i) the amount of such reduction or increase, as the case may be, in federal income tax liability plus
(ii) the amount of all prior reductions or increases taken into account pursuant to this Section 3.05, over (Y) the amount of any payments previously made by SABRE under this Section 3.05(b) in respect of any SABRE Excess Tax Attribute, PROVIDED, HOWEVER, that the aggregate amount paid by SABRE to AMR pursuant to this Section 3.05(b) shall not exceed the product of (l) the estimated amount of SABRE Excess Tax Attributes provided by AMR to SABRE pursuant to Section 3.05(a) above (as adjusted from time to time pursuant to such section), times (m) the maximum federal income tax rate applicable to corporations as in effect from time to time as each payment has been made pursuant to this Section 3.05(b). SABRE shall make any payment required to be made under this Section 3.05(b) within 15 days of, as the case may be, the filing of the applicable return or amended return, or the receipt of the applicable Final Determination, for the Post-Consolidation Period by SABRE or AMR (or, in the case of an increase in liability of the AMR Affiliated Group, any later date on which SABRE receives written notice from AMR).

          (c)    AMR PAYMENTS.  AMR shall make a payment to SABRE under this
Section 3.05(c) if, for any Post-Consolidation Period, the actual federal income tax liability of the SABRE Companies is increased above the federal income tax liability that would have been imposed on the SABRE Companies if (i) the SABRE Pro Forma Affiliated Group actually had been deconsolidated from the AMR Affiliated Group as of the Effective Date and had filed the SABRE Pro Forma Consolidated Returns for all Post-Effective Date Periods (other than a Post-Consolidation Period), and (ii) the assumptions set forth in Section 3.01 of this Agreement (other than clauses (vi) and (vii) thereof) actually applied. The amount of any payment by AMR under this Section 3.05(c) shall equal the amount of such increase. In addition, AMR shall make a payment to SABRE under this Section 3.05(c) equal to the amount of any unused SABRE Pro Forma R&E Tax Credit Carryovers that are not available for use by the SABRE

Pro Forma Affiliated Group in a Post-Consolidation Period. AMR shall make any payment required to be made under this Section 3.05(c) within 15 days of, as the case may be, the filing of the applicable return or amended return, or the receipt of the applicable Final Determination, for the Post-Consolidation Period by SABRE (or any later date on which AMR receives written notice from SABRE).

IV.  PAYMENTS IN RESPECT OF OTHER TAXES

          4.01.  STATE OR LOCAL INCOME TAXES REPORTED ON A CONSOLIDATED RETURN.

          (a) PRE-EFFECTIVE DATE PERIODS. AMR shall be liable for, and shall indemnify and hold harmless the SABRE Companies for, (i) any state or local Taxes on, or measured by, net income that are incurred by, imposed on or attributable to any SABRE Company for any Pre-Effective Date Period (other than such Taxes reported or required to be reported (whether or not actually reported) in a Separate Return filed exclusively for such SABRE Company) and
(ii) any state or local income Taxes on, or measured by, net income that are attributable to the Spin-off Transaction.

          (b) POST-EFFECTIVE DATE PERIODS. In the case of any state or local Taxes on, or measured by, net income that are reported on a Consolidated Return for any Post-Effective Date Period pursuant to Section 2.01 of this Agreement, the sharing of Tax liability shall be determined under rules equivalent to the provisions of Article III (including, without limitation, equivalent rules as to the preparation of pro forma state or local tax returns for the applicable SABRE Pro Forma Affiliated Group, the making of payments by SABRE with respect to liability reported thereon, refunds in respect of carrybacks, and adjustments in the event of Deconsolidation), whether or not for federal income tax purposes the applicable SABRE Pro Forma Affiliated Group is included in the AMR Consolidated Return.

          4.02. FOREIGN TAXES. AMR shall be liable for, and shall indemnify and hold harmless the SABRE Companies for, (i) any Foreign Taxes which are creditable under the Code (other than deemed paid Taxes under Code section 902 that have not been taken into account prior to the Spin-off Transaction) incurred by, imposed on or attributable to any SABRE Company for any Pre-Effective Date Periods, (ii) any such Foreign Taxes for any Post-Effective Date Period that are attributable to the Spin-off Transaction, and (iii) all other Foreign Taxes incurred by, imposed on or attributable to any SABRE Company for any Pre-Effective Date Periods to the extent such liabilities do not exceed the amount of any AMR reserves set aside therefor as of the Effective Date. SABRE shall be liable for, and shall indemnify and hold harmless the AMR Companies for, all other Foreign Taxes incurred by, imposed on or attributable to any SABRE Company to the extent such liabilities exceed the amount of any AMR reserves set aside therefor as of the Effective Date.

          4.03. OTHER TAXES. Except as otherwise expressly provided in this Agreement, SABRE shall be liable for all other Taxes incurred by, imposed on or attributable to (i) any SABRE Company or (ii) any AMR Company with respect to any business or assets transferred by an AMR Company to any SABRE Company pursuant to the Spin-off Transaction (including, without limitation, any sales, use, value-added or other similar transfer Taxes attributable to the transfer of properties and assets by any AMR Company to any SABRE Company pursuant to the Spin-off Transaction) and shall indemnify and hold harmless the AMR Companies for any such liabilities imposed on them to the extent such liabilities exceed the amount of any AMR reserves set aside therefor as of the Effective Date; PROVIDED, HOWEVER, that AMR shall be liable for the Taxes described in this
Section 4.03 to the extent of its reserves set aside therefor.

          4.04. ENVIRONMENTAL TAX; NEW TAXES. In the case of the Tax imposed under section 59A of the Code and any other federal, state, local, or Foreign tax reported on a Consolidated Return for any Post-Effective Date Period pursuant to Section 2.01 of this Agreement, the sharing of Tax liability shall be determined under rules equivalent to the rules of Article III (including, without limitation, equivalent rules as to the preparation of Pro forma returns for the applicable SABRE Pro Forma Consolidated Group, the making of payments by SABRE with respect to liability reported thereon, refunds in respect of carrybacks and adjustments in the event of Deconsolidation), whether or not for federal income tax purposes the applicable SABRE Pro Forma Affiliated Group is included in the AMR Consolidated Return.

          4.05. CAP AND ALLOCATION OF CERTAIN LIABILITIES. The liability of SABRE or AMR to make indemnity payments under Section 4.02 or 4.03 shall be modified as follows: (i) with respect to any Tax liabilities (other than any sales, use, value-added or other similar transfer Taxes attributable to the transfer of properties and assets by any AMR Company to any SABRE Company pursuant to the Spin-off Transaction (the "Spin-off Transfer Taxes")) of SABRE or any SABRE Company for any Pre-Effective Date Period, SABRE's indemnity obligation to AMR shall be limited to an aggregate amount of $4,000,000 and AMR shall indemnify and hold harmless the SABRE Companies for any such liability imposed directly on them by a taxing authority to the extent that the sum of such liability plus SABRE's previous indemnity payments to AMR exceeds $4,000,000, and (ii) with respect to Spin-off Transfer Taxes, SABRE's indemnity obligation to AMR shall be limited to an aggregate amount of $2,000,000 and AMR shall indemnify and hold harmless the SABRE Companies to the extent such liabilities exceed $2,000,000 in the aggregate.

V.   SUBSEQUENT ADJUSTMENTS OF TAX LIABILITY

          5.01. POST-EFFECTIVE DATE TAX PERIODS. If any Final Determination results in an adjustment to any Tax Item of any SABRE Company for any Post-Effective Date Period or any Tax Item of any AMR Company for any Post-Consolidation Period, the liability of SABRE to make payments to AMR under
Section 3.02, 3.05, 4.01, or 4.04, or the liability of AMR to make payments to SABRE under Section 3.03, 3.05, 4.01, or 4.04, for all Post-Effective Date Periods shall be redetermined to reflect such adjustment. SABRE shall pay to AMR (i) any excess of the aggregate amount of SABRE's net liability to AMR under such Sections, as calculated pursuant to such redetermination, over the net amount previously paid by SABRE in respect of such liability under such Sections, plus (a) interest with respect to the amount determined in clause (i), plus (b) the amount of any penalties, additions to tax, or expenses which are paid by any AMR Company with respect to such adjustment (including, without limitation, any reasonable out-of-pocket costs incurred by the AMR Companies in connection with the assessment or collection thereof), reduced by (ii) any amount paid directly by a SABRE Company to any government or taxing authority to satisfy the increased tax liability taken into account in computing such payment. AMR shall pay to SABRE (A) any excess of the net amount previously paid by SABRE to AMR in respect of SABRE's liability under such Sections over the aggregate amount of SABRE's net liability under such Sections, calculated pursuant to such redetermination, plus (B) the amount of any interest received by an AMR Company from any government or taxing authority with respect to such adjustment, reduced by (C) the amount of any refund of Tax received directly from any government or taxing authority by any SABRE Company with respect to such adjustment. Any amount payable pursuant to this Section 5.01 shall be paid within 15 days after the date of the Final Determination giving rise to such payment.

          5.02.  PRE-EFFECTIVE DATE ADJUSTMENTS.

          (a) PAYMENT FOR INCREASE IN TAX LIABILITIES. If, for any Pre-Effective Date Period, any Final Determination results in an adjustment to any Tax Item (i) of any SABRE Company or (ii) relating to any business or assets transferred by an AMR Company to any SABRE Company pursuant to the Spin-off Transaction, causing an increase in any Tax for which SABRE is liable pursuant to Section 2.02, 4.02 or 4.03 hereof, subject to all limitations on such liability (including, without limitation, Section 4.05), SABRE shall pay to AMR an amount equal to (A) such increase in Tax liability plus (B) any expenses which are paid by any AMR Company with respect to such adjustment (including, without limitation, any reasonable out-of-pocket costs incurred by the AMR Companies in connection with the assessment or collection thereof), reduced by
(C) any amount paid directly by a SABRE Company to any government or taxing authority to satisfy such increased Tax liability. SABRE shall make any such payment within 15 days of AMR's payment of the increase in liability. AMR shall pay to SABRE an amount equal to any refund of Taxes (including any interest with respect thereto) for the AMR Affiliated Group or any AMR Company for any Pre-Effective Date Period or portion thereof that SABRE is responsible for under the terms of this Agreement and that is received by any AMR Company on or after the Effective Date and that is attributable to an adjustment of any Tax Item
(i) of any SABRE Company or (ii) relating to any business or assets transferred by an AMR Company to any SABRE Company pursuant to the Spin-off Transaction.
AMR shall make any such payment within 15 days of the receipt of the refund by AMR or another AMR Company.

          (b) PAYMENT FOR CERTAIN TAX BENEFITS. If the income Tax liability of any AMR Company, or any SABRE Company with respect to any such income Taxes AMR is responsible for under the terms of this Agreement, is increased for any Pre-Effective Date Period and the particular item that produced such increase results, directly or indirectly, in a Tax Benefit of any SABRE Company for any Post-Effective Date Period, SABRE shall pay AMR the amount of any actual reduction in Taxes resulting from such Tax Benefit within 15 days after the later of (i) the due date (without regard to waivers or extensions) of the Tax Return for the taxable period during which the Tax Benefit was utilized or
(ii) the date notice is given by AMR to SABRE with respect to such payment.

          5.03.  CARRYBACKS OF POST-CONSOLIDATION PERIOD TAX BENEFITS.

          (a) If a SABRE Company incurs a Tax Benefit during any Post-Consolidation Period which either (i) is required under applicable law to be carried back to any taxable period ending on or before the Deconsolidation Date or (ii) SABRE properly elects to carry back to such earlier taxable period, then AMR will pay to SABRE the amount of any actual reduction in tax liability resulting from the carryback of such Tax Benefit (to the extent that SABRE or any SABRE Company does not receive such amount directly from the appropriate taxing authority). The amount of such reduction shall be equal to the excess of
(A) the amount of any Taxes that would have been payable by the AMR Affiliated Group in the absence of such carryback, over (B) the amount of such Taxes actually payable by the AMR Affiliated Group including such carryback. Such payment shall be made within thirty (30) days of the receipt by AMR or any AMR Company of the Tax Benefit of any such reduction. At SABRE's request and expense, AMR shall undertake those actions reasonably necessary to enable SABRE to carry back a Tax Benefit incurred in a Post-Consolidation Period.

          (b) If, subsequent to the payment by AMR to SABRE of any amount referred to in Section 5.03(a) above, there shall be (i) a Final Determination under applicable law of a Tax deficiency of the AMR Affiliated Group as a result of which the AMR Affiliated Group does not get the benefit of the carryback, or
(ii) a Final Determination resulting from an audit of SABRE or any SABRE Company (or any successor thereto) which results in a reduction of any Tax Benefit so carried back, SABRE shall repay AMR, within thirty (30) days of such Final Determination, the amount which would not have been payable to SABRE pursuant to
Section 5.03(a) above had the amount of the payment been determined by taking to account such event.

VI.  ADMINISTRATIVE PROVISIONS

          6.01.  CONTESTS.

          (a) NOTICE. SABRE shall provide AMR written notice of any claim, or of the commencement of any audit or proceeding, together with copies of all correspondence, notices or other documents relating thereto, which may result in a Final Determination which would adjust any Tax Item of a SABRE Company reportable on any Consolidated Return. Whenever as a result of examination or audit by a governmental authority AMR becomes aware of the existence of a material issue involving a Tax Item of any SABRE Company which may result in a Final Determination with respect to a Consolidated Return, AMR shall promptly give notice to SABRE of the existence of such issue.

          (b) CONTROL OF CONSOLIDATED RETURN CONTROVERSIES. AMR shall, in its sole discretion, control and direct the conduct of any audit or inquiry or any administrative or judicial appeal or other proceeding regarding any Consolidated Return or the payment of any Tax by the AMR Affiliated Group or any entity not required to be reported on a SABRE Separate Return. Each SABRE Company shall provide AMR with powers of attorney or other appropriate documents which will enable AMR to conduct any such proceeding. AMR may, in its sole discretion, agree to pay, settle, compromise, or concede any such claim or issue arising with respect to any proceeding which it controls pursuant to this Section 6.01(b); PROVIDED, HOWEVER, that SABRE may prevent a proposed settlement or compromise of any Tax Item of a SABRE Company arising in a Consolidated Return if (i) it provides AMR with an opinion of tax counsel reasonably acceptable to AMR that SABRE's position is more likely than not to prevail in litigation and (ii) it agrees to indemnify AMR for any costs associated with contesting such issue.

          (c) EXPENSES RELATED TO CONSOLIDATED RETURN CONTROVERSIES. SABRE shall promptly reimburse AMR for all expenses (including, without limitation, legal and accounting fees) incurred by AMR in the course of proceedings described in Section 6.01(b) of this Agreement to the extent such expenses are reasonably attributable to Tax Items of any SABRE Company.

          6.02.  COOPERATION AND EXCHANGE OF INFORMATION.

          (a) IN GENERAL. AMR and SABRE will provide, and will cause their affiliates to provide, one another with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return, or claim for refund; determining a liability for Taxes or a right to a refund of Taxes; or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include AMR's or SABRE's, as the case may be, (i) providing to the other party copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property; and
(ii) making its employees available to the other party on a mutually convenient basis to provide reasonable technical support (including, without limitation, the provision of interpretation, analyses, and testimony). Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

          (b) PREPARATION OF TAX PACKAGE BY SABRE. So as to enable AMR to prepare the Consolidated Returns accurately and completely, to forecast and plan with respect to Taxes effectively, and to provide for accurate financial reporting in respect of Taxes, for each Post-Effective Date Tax Period, SABRE shall prepare and submit to AMR (i) a tax return package for Consolidated Returns, (ii) an estimated tax package for Consolidated Returns,

(iii) a tax provision package, and (iv) a tax projection package (collectively, the "Tax Package"). SABRE shall prepare and submit to AMR the Tax Package at such times and in such form, manner, and medium as AMR shall request. To the extent that AMR requests, the Tax Package will include work papers and other supporting documentation. Unless otherwise expressly consented to by AMR in writing, the Tax Package shall be prepared, with respect to Tax Items includable in a Consolidated Return, using the methods, elections, and positions that AMR previously used in preparing Consolidated Returns or consolidated financial statements. SABRE shall bear all costs and expenses of preparation and submission of the Tax Package, including, without limitation, accountants' and attorneys' fees.

          (c) RECORD RETENTION. Each party will retain all Tax Returns, SABRE Pro Forma Consolidated Returns, schedules and work papers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable periods to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered to the other party, until the Final Determination of any payments which may be required in respect of such years under this Agreement. Before any tax records or documents are destroyed, the party holding such records shall notify the other party of its intent to destroy them and shall offer any such records to the other party. If the other party wishes to receive such records, it shall notify the party holding the records or documents within 45 days of receipt of notice of the other party's intent to destroy, and will be liable for any costs related to the transfer of such records.

          (d) FAILURE TO PROVIDE INFORMATION. If any AMR Company or SABRE Company, as the case may be, fails to provide any information requested pursuant to this Agreement by (i) the dates established for such information in this Agreement or (ii) with respect to information for which a date is not specified in this Agreement, within a reasonable period, as determined in good faith by the party requesting information, the requesting party shall have the right to engage a public accountant of its choice to gather such information. AMR and SABRE, as the case may be, agree that upon 10 days' notice, in the case of a failure to provide information on the dates established therefor by this Agreement, and otherwise upon 30 days' notice after the expiration of such reasonable period, to permit (for the sole purpose of gathering such information) any such public accountant full access to all appropriate records or other information in the possession of any member of any AMR Company or any SABRE Company, as the case may be, during reasonable business hours, and to reimburse or pay directly all reasonable costs and expenses in connection with the engagement of such public accountant.

VII. MISCELLANEOUS PROVISIONS

          7.01. INTEREST. Interest required to be paid by or to SABRE pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code (or comparable state, local, or Foreign law) for interest on underpayments and overpayments, respectively, of federal, state, local or Foreign tax (as the case may be) for the relevant period. Any payments required pursuant to this Agreement which are not made within the time period specified in this Agreement shall bear interest at the rate specified above for underpayments of federal income tax plus 3 percent.

          7.02. RESOLUTION OF DISPUTES. Any disputes between the parties concerning the calculation of amounts, allocation or attribution of costs or of any Tax or Tax Item, or similar accounting matters shall be resolved in accordance with AMR's interpretation of this Agreement, unless SABRE shall provide AMR with an opinion of a nationally recognized public accounting firm that such interpretation is unreasonable.

          7.03.  APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES.

          (a) AMR agrees that it shall have liability for all Tax liabilities and indemnity obligations of the AMR Companies as provided for in this Agreement. Any reference to AMR in this Agreement shall subject AMR to full, direct and primary liability for any sum owing by AMR or any other AMR Company. AMR agrees that it shall cause each AMR Company to comply fully with the terms of this Agreement.

          (b) SABRE agrees that it shall have liability for all tax liabilities and indemnity obligations of the SABRE Companies as provided for in this Agreement. Any reference to SABRE in this Agreement shall subject SABRE to full, direct and primary liability for any sum owing by SABRE or any other SABRE Company. SABRE agrees that it shall cause each SABRE Company to comply fully with the terms of this Agreement.

          (c) AMR and SABRE shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. From and after the time that any such group member formally executes the Agreement, it shall constitute a direct obligation of such corporation, which shall become jointly and severally liable for all amounts payable by AMR or SABRE (as the case may be) hereunder. AMR and SABRE hereby guarantee the performance of all actions, agreements and obligations provided under this Agreement of each AMR Company or each SABRE Company, respectively. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby.

          7.04. EXPENSES. Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

          7.05. NOTICES. All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered by hand or sent by telecopy or mailed (registered or certified mail, postage prepaid, return receipt requested), addressed to the parties as follows:

          If to AMR:

          American Airlines, Inc.
          4333 Amon Carter Boulevard
          Fort Worth, Texas 76155

          Attention: Managing Director - Tax

          If to SABRE:

          The SABRE Group, Inc.
          4200 American Boulevard
          Fort Worth, Texas 76155

          Attention: Chief Financial Officer

          7.06. ENTIRE AGREEMENT; TITLES AND HEADINGS. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any of the AMR Companies and any of the SABRE Companies. In the event of a conflict between this Agreement and a provision in any other agreement between or among members (or former members) of the AMR Affiliated Group concerning the allocation or sharing of Taxes on or measured by net income, this Agreement shall control unless the provision in the other agreement specifically provides that it shall control; PROVIDED, HOWEVER, that this Agreement shall not override any provision regarding Taxes contained in that certain Stock Rights and Transfer Agreement dated July 1, 1996, by and between American and the SABRE Group, Inc. In the event of a conflict between this Agreement and a provision in any other agreement between or among members (or former members) of the AMR Affiliated Group concerning the allocation or sharing of Taxes (other than taxes on or measured by net income), the provision in such other agreement shall control. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

          7.07. TERM. This Agreement shall commence on the Effective Date and shall continue in effect until otherwise agreed to in writing by AMR and SABRE, or their successors.

          7.08. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

          7.09. SEVERABILITY. If any term, provision or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions and restrictions without including any of such term, provision or restriction which may be hereafter declared invalid, void and unenforceable.

          7.10 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              AMR CORPORATION



                              By:  ________________________________
                                   Jeffery M. Jackson, Treasurer


                              TSG CORPORATION



                              By:  ________________________________
                                   Michael J. Durham, President

                               TAX SHARING AGREEMENT

                                     SCHEDULE A


Divisions of American Airlines, Inc.:
-    SABRE Travel Information Net (STIN)
-    SABRE Computer Services (SCS)
-    SABRE Development Services (SDS)
-    SABRE Interactive (SI)
-    SABRE Staff Group

Subsidiaries of American Airlines, Inc.:
-    SABRE International, Inc.
-    SABRE Associates, Inc.
-    SABRE International Holdings, Inc.
-    SST Holdings, Inc.
-    SST Finance, Inc.
-    SCS, Inc.
-    SDS, Inc.
-    STIN, Inc.
-    SABRE Computer Services, Inc.
-    SABRE Development Services, Inc.
-    SABRE Travel Information Network, Inc.
-    SABRE Belgium
-    SABRE Computer-Reservierungssystem GmbH
-    SABRE Danmark APS
-    SABRE Deutschland Marketing GmbH
-    SABRE Deutschland Services GmbH
-    SABRE Espana Marketing, S.A.
-    SABRE Europe Management Services, Ltd.
-    SABRE France SARL
-    SABRE Hellas SA
-    SABRE Ireland Ltd.
-    SABRE Italia S.r.I.
-    SABRE Marketing Nederland BV

-    SABRESABRE Norge AS
-    SABRE SABRE Portugal Servicios Colombia LTDA
-    SABRE Suomi Oy
-    SABRE Sverige AB
-    SABRE UK Marketing Ltd.
-    STIN Luxembourg SA

Subsidiaries of The SABRE Group, Inc.:
-    Encompass Holding, Inc.
-    SABRE Decision Technologies International, Inc.
-    SABRE Decision Technologies Licensing, Inc.
-    TSGL, Inc.
-    TSGL Holding, Inc.
-    TSGL-SCS, Inc.
-    SABRE Decision Technologies, Inc.
-    SABRE Decision Technologies (Australia) Pty. Ltd.
-    Ticketnet Corporation
-    148548 Canada, Inc.

The SABRE Group Holdings, Inc. (f/k/a TSG Corporation)

                               TAX SHARING AGREEMENT

                                     SCHEDULE B


Subsidiaries of The SABRE Group, Inc.:
-    SABRE Enterprises, Inc.
-    Encompass Holding, Inc.
-    SABRE Decision Technologies International, Inc.
-    SABRE Decision Technologies Licensing, Inc.
-    TSGL, Inc.
-    TSGL Holding, Inc.
-    TSGL-SCS, Inc.
-    SABRE International, Inc.
-    SABRE International Holdings, Inc.
-    SST Holdings, Inc.
-    SST Finance, Inc.
-    SCS, Inc.
-    SDS, Inc.
-    STIN, Inc.
-    SABRE Computer Services, Inc.
-    SABRE Development Services, Inc.
-    SABRE Travel Information Network, Inc.
-    SABRE Decision Technologies, Inc.
-    SABRE Belgium
-    SABRE Computer-Reservierungssystem GmbH
-    SABRE Danmark ApS
-    SABRE Deutschland Marketing GmbH
-    SABRE Deutschland Services GmbH
-    SABRE Espana Marketing, S.A.
-    SABRE Europe Management Services, Ltd.
-    SABRE France SARL
-    SABRE Hellas SA
-    SABRE Ireland Ltd.
-    SABRE Italia S.r.I.
-    SABRE Marketing Nederland BV
-    SABRE SABRE SABRE Norge AS
-    SABRE SABRE SABRE Portugal Servicios Colombia LTDA
-    SABRE Suomi Oy
-    SABRE Sverige AB
-    SABRE UK Marketing Ltd.
-    STIN Luxembourg SA

Exhibit C

                         Spinoff Restructuring Transactions

1. Sabre Opco will supply funds to Sabre Holdco through repayment of intercompany indebtedness (from excess cash or third party borrowings) owing to Sabre Holdco in the amount of [TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED] and perhaps dividend distributions and/or loans to Sabre Holdco. Sabre Opco will fund payments to Sabre Holdco from excess cash and/or third party borrowings.

2. Any remaining intercompany obligation from Sabre Opco to Sabre Holdco will be converted to a security with a term of 10 years.

3. Sabre Holdco will pay a cash dividend pro rata to all its shareholders in the aggregate amount of $675 million.

4. AMR will merge AMR Services Holding Corporation into AMR in a transaction intended to be tax-free under Section 368(a) of the Code).

5. Debt owed by AMR Leasing Corporation to AMR and Eagle Holding will be converted to securities with a term of 10 years.

6.   AMR will transfer its security in AMR Leasing to Eagle Holding.

7. Eagle Holding will transfer both the stock and securities in AMR Leasing to Eagle Holding's wholly owned subsidiary, AEA.

8. Eagle Holding will transfer the stock of Business Express Airlines, Inc. (another wholly-owned subsidiary of Eagle Holding) to AEA.

9.   AMR's Class B shares in Sabre Holdco will be converted to Class A shares.

10. AMR will distribute all of its Sabre Holdco Class A shares pro rata to AMR's stockholders. No fractional shares of Sabre Holdco Class A common stock will be issued to the holders of AMR stock pursuant to this distribution. In lieu thereof, each stockholder of AMR who would otherwise be entitled to receive a fractional share of Sabre Holdco Class A common stock will receive cash. As soon as practicable after the distribution, the dividend agent will aggregate and sell all fractional shares of Sabre Holdco Class A common stock in the open market at then prevailing market prices, and will distribute the aggregate proceeds (net of fees) pro rata to stockholders entitled to them.



                                          1